Exhibit 8.2

[Letterhead of Ulmer & Berne LLP]

July 11, 2013

MISCOR Group, Ltd.

800 Nave Road, SE

Massillon, Ohio 44646

Re: Merger of MISCOR Group, Ltd. into IES Subsidiary Holdings, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to MISCOR Group, Ltd., an Indiana corporation (“MISCOR”), in connection with the proposed merger (the “Merger”) of MISCOR with and into IES Subsidiary Holdings, Inc., a Delaware corporation (“Merger Sub”), all of whose outstanding stock is owned by Integrated Electrical Services, Inc., a Delaware corporation (“IES”), pursuant to the Agreement and Plan of Merger dated as of March 13, 2013 by and among IES, MISCOR and Merger Sub (the “Merger Agreement”). The Merger is described in the registration statement on Form S-4 of IES (File No. 333-188182), as amended or supplemented through the date hereof, including the joint proxy statement/prospectus forming a part thereof (the “Registration Statement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

For purposes of this opinion, we have reviewed (without any independent investigation) the Merger Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, in rendering this opinion, we have relied upon the factual statements and representations made by IES and Merger Sub and by MISCOR in their respective tax representation letters dated as of the date hereof and delivered to us for purposes of this opinion.

In rendering this opinion, we have also assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement (without breach or waiver of any material provision thereof) and in the manner contemplated by the Registration Statement, and the Merger will be effective under all applicable state business corporation statutes, (ii) all factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made available to us are true, complete and correct in all respects as of the date hereof, and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time, (iii) any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects as of the date hereof and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification, (iv) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement, and none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (v) MISCOR and IES and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement, we are of the opinion that under current U.S. federal income tax law (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to holders of MISCOR common stock as described in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger;” and (ii) the Merger Agreement constitutes a plan of reorganization within the meaning of Section 368 of the Code.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein, nor do we express any opinion as to non-tax matters, such as corporate law or securities law matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

We are furnishing this opinion in connection with the filing of the Registration Statement and pursuant to Section 6.3(e) of the Merger Agreement, and this opinion is not to be relied upon for any other purpose without our prior written consent.

Very truly yours,

/s/ Ulmer & Berne LLP